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                                                                   EXHIBIT 10.13

                                 [AVECOR LETTERHEAD]

December 29, 1995


Mr. Gregory J. Melsen
9649 Wyoming Terrace
Bloomington, Minnesota  55438

Dear Greg:

We are pleased to offer you the position of Chief Financial Officer for Avecor Cardiovascular Inc.

Following is the compensation package for the position:

Annual base salary                                              $110,000

A bonus of up to a maximum of 40% of annual base salary under an Executive Bonus Plan to be determined by the Board of Directors.

An incentive stock option for 75,000 Avecor Cardiovascular Inc. common shares will be granted to you. The grant of these options is subject to approval of an increase in the number of shares authorized to be granted under stock options, by the Board of Directors at their next meeting and by the Company's Stockholders at their next annual meeting. These options will be exercisable at the rate of 18,750 shares per year, with the first exercise date being one year from the date you begin employment. The per share exercise price will be the fair market value per share on the date you begin employment. A separate stock option agreement further describing the complete terms of the option as governed by the Company's stock option plan will be prepared for you.

An automobile allowance of $500 per month. Additionally, the Company will reimburse you for reasonable automobile operating costs, including: fuel, parking, oil and lubrication, car washing, tires and minor tune-ups. Finally, the Company will reimburse you for all reasonable travel expense in accordance with the Company's Business Travel and Expenses Policy.

A contributory Medical and Dental Insurance Plan

Term life insurance equal to one year's base compensation - additional term insurance coverage is available at your expense.

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Gregory J. Melsen
Page 2



Long-term and short-term disability coverage.

A 401(k) Retirement Savings Plan following one year of service. A Company matching contribution, if any, is at the discretion of the Board of Directors.

An Employee Stock Purchase Plan, offered to employees following one year of service.

Four weeks annual vacation.

Also, as part of the package, the Company requires execution of an agreement covering confidentiality and non-competition issues, a copy of which is attached. In addition, please disclose to us any such similar agreements under which you are currently bound.

If the terms of this letter are agreeable to you, please so acknowledge in the space provided below.

Best regards,

/s/ ANTHONY BADOLATO

Anthony Badolato
President and Chief Executive Officer


Enclosure:    Agreement Regarding Non-Disclosure of
              Confidential Information, Non-Competition and
              Ownership of Intellectual Property

Terms Accepted



/s/ GREGORY J. MELSEN
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Gregory J. Melsen